Exhibit 99
BUTLER NATIONAL CORPORATION Classic Aviation Products

PRESS RELEASE FOR IMMEDIATE RELEASE	June 2, 2004
BUTLER NATIONAL CORPORATION RANKED IN KANSAS CITY STAR'S TOP 50 GROWTH COMPANIES
- Butler Named Number 1 in Star 50 List Of Percentage Income Gainers in 2003 -

[OLATHE, KANSAS, June 2, 2004] - Butler National Corporation (OTC Bulletin Board "BUKS"), has been selected as one of the area's Top 50 performing companies by The Kansas City Star, Kansas' leading daily newspaper. The Star 50 list recognizes companies that displayed noteworthy financial performance in 2003. To be considered for the composite score ranking, a company must have been public for all of 2003, and met certain sales, income and balance sheet tests reported in 2003.

As recognized by the Star 50 list, Butler National was Number 1 on the list of percentage income gainers in 2003 and also had gains in sales. The Company reported income growth of 820 percent to $460,000 in 2003 and revenue growth of 40 percent to $8.7 million.

Clark Stewart, President and CEO said, "We view our 2003 performance and our ranking among the area's top companies as evidence of the inherent strength of our core classic aviation business. Our management team and employees are dedicated to being an industry leader and our dedication to "Classic" Aviation Products and aircraft services is making a positive showing on our financial statements."

Companies listed in the Star 50 were selected from a group of publicly traded Kansas-based businesses listed on the NASDAQ, New York Stock Exchange or American Stock Exchange.

Our Business:

About Butler National Corporation
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dessault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT: William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062 Jim Drewitz, Public Relations	Ph (913) 780-9595 Fax (913) 780-5088 Ph (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-